Exhibit 99.1

             WILLIAMS CONTROLS REPORTS FISCAL YEAR END 2004 RESULTS

    PORTLAND, Ore., Dec. 20 /PRNewswire-FirstCall/ -- Williams Controls, Inc. (the "Company") (OTC: WMCO) today announced its results for the fourth quarter and full year ended September 30, 2004.

    Net sales for the quarter of $15,908,000 were 14.6% higher than the net sales of $13,886,000 recorded for the corresponding quarter last year. Net sales for the year ended September 30, 2004 increased $6,748,000, or 13.2%, to $58,050,000 from $51,302,000 for the comparable period in fiscal 2003.

    The Company reported a net loss of $9,754,000, or ($0.42) per diluted share, for the fourth quarter of fiscal 2004, compared to a net loss of $908,000, or ($0.05) per diluted share for the corresponding quarter in 2003. For the year ended September 30, 2004, net loss allocable to common shareholders was $6,030,000, or ($0.28) per diluted share, compared to a net loss allocable to common shareholders of $1,075,000, or ($0.05) per diluted share, for the year ended September 30, 2003. Included in the fiscal 2004 fourth quarter and full year results are a charge of $19,770,000 for loss on extinguishment of debt related to the elimination of all outstanding Series B preferred stock and accrued dividends and an income tax benefit of $7,293,000 relating to reversal of the valuation allowance on certain deferred tax assets.

    On September 30, 2004 the Company completed a capital restructuring, which resulted in the redemption of 98,114 shares of Series B preferred stock for $26,436,000; the conversion of the remaining 55,436 shares of Series B preferred stock into 11,761,495 shares of common stock; and the conversion of the 77,550 of Series A-1 preferred stock into 11,848,740 shares of common stock.

    The fourth quarter sales increase was driven by higher unit sales volumes for heavy truck and transit busses. Sales from these product lines increased $3,323,000, or 26.4%. This increase was partially offset by reduced sales of $1,301,000 due to the sale of the passenger car and light truck product lines on September 30, 2003.

    Operating income from continuing operations in the fourth quarter of 2004 improved to $2,885,000, compared to $39,000 for the same quarter of 2003. Elimination of the negative gross margins from the passenger car and light truck product lines and higher truck sales volumes were the primary factors creating the improvement. Overall, research and development, selling and administration expenses were lower in the 2004 fourth quarter due to the sale of the passenger car and light truck product lines; however the same costs for heavy truck and transit bus were $266,000 higher primarily due to increased product and customer development efforts and the recording of a $700,000 environmental accrual related to the Company's Portland, Oregon facility.

    Net sales for the year ended September 30, 2004 increased due to higher unit sales volumes for the heavy truck and transit bus product lines. Sales for these product lines increased $11,356,000, or 24.3%, compared to the same period in fiscal 2003. This increase was partially offset by the absence of $4,608,000 of sales related to the passenger car and light truck product lines.

    Operating income from continuing operations for the year ended September 30, 2004 improved to $9,718,000, compared to $1,786,000 for the prior year. Gross margins improved to $18,816,000 in fiscal 2004 due to elimination of the negative gross margins from the passenger car and light truck product lines, higher heavy truck sales volumes and lower warranty expense. Fiscal 2003 operating income included a gain of $951,000 related to a settlement with a former passenger car and light truck customer. Research and development, selling and administration expenses for the full year 2004 were higher for heavy truck and transit bus primarily due to increased product and customer development efforts and the recording of a $950,000 environmental accrual related to the Company's Portland, Oregon facility; however, overall these expenses were lower than the comparable period in fiscal 2003 due to the sale of the passenger car and light truck product lines.

    Williams Controls' Chief Executive Officer, Patrick W. Cavanagh stated, "excluding the costs of the recapitalization completed on September 30, 2004, we had positive earnings for the fourth quarter." He continued, "our core heavy truck markets continued to strengthen in the fourth quarter, following a pattern established earlier in the year. This market recovery, combined with the sale at the end of fiscal 2003 of our passenger car and light truck product lines, have been the primary factors driving our earnings growth." He concluded "our earnings improvement, combined with the completion of our recapitalization, positions the Company well to take advantages of future growth opportunities."

    ABOUT WILLIAMS CONTROLS
    Williams Controls is a designer, manufacturer and integrator of sensors and controls for the motor vehicle industry. For more information, please visit the Company's website at www.wmco.com.

    The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                             Williams Controls, Inc.
                      Consolidated Statements of Operations
           (Dollars in thousands, except share and per share amounts)

                                      Three            Three           Twelve            Twelve
                                      months           months          months            months
                                      ended            ended            ended            ended
                                     9/30/04          9/30/03          9/30/04          9/30/03
                                  -------------    -------------    -------------    -------------
                                   (unaudited)      (unaudited)      (unaudited)      (unaudited)
Net sales                         $      15,908    $      13,886    $      58,050    $      51,302
Cost of sales                            10,424           11,015           39,234           40,326
Gross margin                              5,484            2,871           18,816           10,976
Research and development
 expense                                    806              849            3,042            3,575
Selling expense                             291              374            1,192            1,367
Administration expense                    1,502            1,609            4,864            5,199
Gain on settlement with
 customer                                    --               --               --             (951)
Operating income from
 continuing operations                    2,885               39            9,718            1,786
Interest expense - Series
 B Preferred Stock dividends
 and accretion                              863              731            3,245              731
Interest and other (income)
 expenses, net                             (453)              73             (152)             316
Loss on extinguishment of
 debt                                    19,770               --           19,770               --
Income (loss) from continuing
 operations before income
 taxes                                  (17,295)            (765)         (13,145)             739
Income tax benefit                       (7,430)              (5)          (7,293)            (305)
Net income (loss) from
 continuing operations                   (9,865)            (760)          (5,852)           1,044
Discontinued operations                    (111)             148              178              108
Net income (loss)                        (9,754)            (908)          (6,030)             936
Preferred dividends and
 accretion for Series B
 Preferred Stock                             --               --               --           (2,011)
Net loss allocable
 to common shareholders           $      (9,754)   $        (908)   $      (6,030)   $      (1,075)
Earnings per share information:
Loss per common share from
 continuing operations
 - basic                          $       (0.42)   $       (0.04)   $       (0.27)   $       (0.05)
Loss per common share from
 discontinued operations
- basic                                   (0.00)           (0.01)           (0.01)           (0.00)
Net loss per common
 share - basic                    $       (0.42)   $       (0.05)   $       (0.28)   $       (0.05)
Weighted common shares
 outstanding - basic                 23,275,809       20,125,492       21,867,137       20,104,986
Loss per common share from
 continuing operations
 - diluted                        $       (0.42)   $       (0.04)   $       (0.27)   $       (0.05)
Loss per common share from
 discontinued operations
 - diluted                                (0.00)           (0.01)           (0.01)           (0.00)
Net loss per common share
 - diluted                        $       (0.42)   $       (0.05)   $       (0.28)   $       (0.05)
Weighted common shares
 outstanding - diluted               23,275,809       20,125,492       21,867,137       20,104,986

                           Williams Controls, Inc.
                         Consolidated Balance Sheets
                            (Dollars in thousands)

                                                         September 30,    September 30,
                                                             2004             2003
                                                         -------------    -------------
                                                          (unaudited)      (unaudited)
                      Assets
Current Assets:
 Cash and cash equivalents                               $       2,482    $         101
 Trade accounts receivable, net                                  8,193            7,015
 Other accounts receivable                                         424            7,185
 Inventories                                                     3,777            4,053
 Deferred income taxes                                           2,116               --
 Prepaid expenses and other current assets                         290              330
   Total current assets                                         17,282           18,684

Property, plant and equipment, net                               5,402            5,647
Deferred income taxes                                            7,247               --
Other assets, net                                                1,194              576
   Total assets                                          $      31,125    $      24,907

        Liabilities and Shareholders' Deficit
Current Liabilities:
  Accounts payable                                       $       4,084    $       4,027
  Accrued expenses                                               4,969            6,698
  Current portion of employee benefit obligations                1,240            2,098
  Current portion of long-term debt and capital
   leases                                                        3,454            4,658
    Total current liabilities                                   13,747           17,481

Long-term Liabilities:
  Long-term debt and capital lease obligations                  16,640              402
  Employee benefit obligations                                   7,440            8,095
  Other long-term liabilities                                      333               --
  Mandatory redeemable Convertible Series B
   Preferred Stock, net                                             --           16,072

Shareholders' Deficit:
  Preferred stock (Series A and A-1)                                --                1
  Common stock                                                     466              201
  Additional paid-in capital                                    35,960           22,224
  Accumulated deficit                                          (39,430)         (33,400)
  Treasury stock                                                  (377)            (377)
  Other Comprehensive Loss - Pension liability
   adjustment                                                   (3,654)          (5,792)

    Total shareholders' deficit                                 (7,035)         (17,143)
    Total liabilities and shareholders' deficit          $      31,125    $      24,907

SOURCE  Williams Controls, Inc.
    -0-                             12/20/2004
    /CONTACT: Dennis E. Bunday, Executive Vice President and Chief Financial Officer of Williams Controls, Inc., +1-503-684-8600/
    /Web site:  http://www.wmco.com /